Exhibit 5.1

OPINION AND CONSENT OF FISH & RICHARDSON P.C.

November 20, 2006

MCF Corporation
600 California Street, 9th Floor
San Francisco, CA 94108

Re:	MCF Corporation — Registration Statement for Offering of an Aggregate of 1,547,619 Shares of Common Stock.

Ladies and Gentlemen:

We have acted as counsel to MCF Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance of 1,547,619 shares of MCF Corporation common stock, par value $0.0001 per share (the “Shares”), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), made and entered into as of November 6, 2006, by and among MCF Corporation, MedPanel, Inc., a Delaware corporation, MedPanel Acquisition Corp. I, a Delaware corporation, and Panel Intelligence, LLC, a Delaware limited liability company.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Merger Agreement. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to Merger Agreement and effected in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement or the Shares.

Very truly yours,

FISH & RICHARDSON P.C.